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                                                                    EXHIBIT 23


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33- 82932) pertaining to The Town and Country Trust Amended and Restated 1993 Long Term Incentive Plan and (Form S-8 No. 333-53669) pertaining to The Town and Country Trust 1997 Long Term Incentive Plan of our reports dated September 11, 1998, October, 8, 1998, October 8, 1998, February 12, 1999, August 26, 1999, August 26, 1999, and August 26, 1999, with respect to the historical statements of revenue and certain expenses of The Fairington, Windermere Lakes, Twelve Oaks, Colonial Grand at Kirkman, Heron's Run, McIntosh, and Perico, respectively, included in the Current Report on Form 8-K filed
December 29, 1999.

                                                          /s/ Ernst & Young LLP


Baltimore, Maryland
December 29, 1999